                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement               [ ]Confidential, for Use of the
                                                  Commission Only (as
                                                  permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          Cooker Restaurant Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   [X] No Fee Required
   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

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   (2) Aggregate number of securities to which transaction applies:

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   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4) Proposed maximum aggregate value of transaction:

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   (5) Total fee paid:

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   [ ] Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

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   (2) Form, Schedule or Registration Statement No.:

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   (4) Date Filed:

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



                          COOKER RESTAURANT CORPORATION
                             5500 VILLAGE BOULEVARD
                         WEST PALM BEACH, FLORIDA 33407




                       1997 ANNUAL MEETING OF SHAREHOLDERS





                                                                  March 19, 1997


Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Cooker Restaurant Corporation which will be held at 9:00 a.m., Eastern Daylight Time, on April 14, 1997 at our headquarters, 5500 Village Boulevard, West Palm Beach, Florida. The matters on the meeting agenda are described in the Notice of 1997 Annual Meeting of Shareholders and Proxy Statement which accompany this letter.

     We hope you will be able to attend the meeting, but, whatever your plans, we ask that you please complete, execute and date the enclosed proxy card and return it in the envelope provided so that your shares will be represented at the meeting.

                                       Very truly yours,


                                       /s/ G. Arthur Seelbinder

                                       G. Arthur Seelbinder
                                       Chairman of the Board and
                                       Chief Executive Officer

                          COOKER RESTAURANT CORPORATION

                  NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD APRIL 14, 1997



TO THE SHAREHOLDERS OF
COOKER RESTAURANT CORPORATION:

     The Annual Meeting of Shareholders of Cooker Restaurant Corporation (the "Company") will be held at our headquarters, 5500 Village Boulevard, West Palm Beach, Florida, on Monday, April 14, 1997 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

      1. To elect three directors, each to serve for a term of three years or until their successors are duly elected and qualified.

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on February 28, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of shareholders will be available for examination by any shareholder at the Annual Meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.


                                   By Order of the Board of Directors,


                                   /s/ G. Arthur Seelbinder

                                   G. Arthur Seelbinder
                                   Chairman of the Board and
                                   Chief Executive Officer


West Palm Beach, Florida
March 14, 1997

                          COOKER RESTAURANT CORPORATION

                          ----------------------------


                       1997 ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 14, 1997

                          ----------------------------
                                 PROXY STATEMENT

                              DATED MARCH 19, 1997
                          ----------------------------



                               GENERAL INFORMATION



     Solicitation. This Proxy Statement is furnished to the shareholders of Cooker Restaurant Corporation, an Ohio corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be voted at the 1997 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on April 14, 1997 and any adjournment thereof. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about March 19, 1997.

     Voting Rights. Shareholders of record at the close of business on February 28, 1997 are entitled to notice of and to vote at the Annual Meeting. As of that date, there were approximately 10,035,000 Common Shares of the Company, without par value ("Common Shares"), issued and outstanding. Each shareholder of record on February 28, 1997 is entitled to one vote per Common Share held of record on all matters which may be brought before the Annual Meeting.

     Authorization. All shares represented by properly executed proxies received by the Company pursuant to this solicitation will be voted in accordance with the shareholders' directions specified on the proxy card. If no directions have been specified by marking the appropriate square on the accompanying proxy card, the shares represented by such proxy will be voted in accordance with the recommendation of the Board of Directors, which is FOR the election of Glenn W. Cockburn, David T. Kollat and Harvey M. Palash as directors of the Company. The proxy will also be voted at the discretion of the persons acting under the proxy to transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

     Revocation. Any shareholder returning the accompanying proxy has the power to revoke it at any time before its exercise by giving written notice of revocation to the Company (addressed to the attention of the Secretary), by giving oral notice of revocation to the Company at the Annual Meeting, by duly executing and delivering to the Company a proxy card bearing a later date, or by voting in person at the Annual Meeting.

     Tabulation. Under Section 1701.51 of the Ohio Revised Code ("ORC") and the Code of Regulations of the Company, a quorum must be present at the Annual Meeting in order for any valid action, including the election of directors and voting on the other matters presented to the meeting, other than adjournment, to be taken thereat. The Code of Regulations of the Company provides that a quorum consists of the holders of a majority of the voting shares present in person or by proxy. Shares represented by signed proxies that are returned to the Company will be counted toward the quorum in all matters even though they are marked as "Abstain," "Against" or "Withhold Authority" on one or more or all matters or they are not marked at all (see "Authorization"). Broker/dealers, who hold their customers' shares in street name, may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such shares on other matters, which typically include amendments to the articles of incorporation of the Company and the approval of stock compensation plans, without specific instructions from the customer who owns such shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Such proxies count toward the establishment of a quorum.

     Under Section 1701.55 of the ORC, directors are elected by a plurality of the votes for the respective nominees. Therefore, proxies that are marked "Withhold Authority" and broker non-votes, if any, will not affect the election of directors.

                              ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

     At the Annual Meeting, three nominees will be elected as directors. See "General Information - Tabulation." Directors elected at the Annual Meeting will hold office for a three-year term expiring at the Annual Meeting of Shareholders in 2000 or until their successors are elected and qualified. The Company has no reason to believe that any of the nominees will not stand for election or serve as a director. If any person nominated fails to stand for election, the proxies will be voted for the election of such other person as shall be designated by the persons named in the proxy.

     THE BOARD OF DIRECTORS HAS NOMINATED THE FOLLOWING PERSONS TO SERVE AS DIRECTORS OF THE COMPANY:

     GLENN W. COCKBURN, age 41, is one of the founders of the Company. He has been a director of the Company since 1989. In 1991, he was elected Senior Vice President - Operations of the Company. He was Vice President - Food Services of the Company from 1988 to 1991 and was Vice President of Food Operations of Cooker Corporation (a predecessor of the Company) from 1986 to 1988 when it was merged into the Company. He is a graduate of the Culinary Institute of America in Hyde Park, New York.

     DAVID T. KOLLAT, age 58, has been a director of the Company since 1988 and is Chairman of 22 Inc., a company specializing in research and consulting for retailers and consumer goods manufacturers. He is a director of Consolidated Stores, Inc., The Limited, Inc., Wolverine Worldwide, Inc. and Audio Environments, Inc. He earned his Doctor of Business Administration degree at Indiana University, and was a Professor of Marketing in the College of Administrative Sciences of The Ohio State University from 1965 to 1972.

     HARVEY M. PALASH, age 63, has been a director of the Company since January 1997. He has been a director of the National Hot Rod Association since 1979 and has served as Vice Chairman since 1986. He also served as a director of Southern Hospitality Corporation, a Wendy's franchise operator based in Nashville, Tennessee, from 1988 to 1994. He has been a consultant for Hubbard Broadcasting since January 1990. He was a consultant for the Nashville Network from 1990 to 1992. In 1985, he founded Diamond P Video, Inc. and served as Chief Executive Officer until he sold the company in January 1990. In 1980, he founded Diamond P Sports, Inc. and served as Chief Executive Officer until he sold the company in January 1990. He has a J.D. degree from the Loyola Law School. He received his license to practice law in California in 1966.

DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 1998 ANNUAL MEETING:

     DAVID L. HOBSON, age 60, has been a director of the Company since 1986. Mr. Hobson became a member of the United States House of Representatives in January 1991. Before being elected to the House of Representatives, he served as a member of the Ohio Senate for more than five years and was its president Pro Tem.

     ROBIN V. HOLDERMAN, age 45, has been a director of the Company since 1986. Mr. Holderman has been an Executive Vice President of Corporate Development of Karrington Health, Inc., an assisted living facilities operating and development company, since November of 1996. He served as President of Ruscilli Development Co., Ltd., a real estate development company, from May 1995 to November 1996. He served as Manager of Industrial Development of Duke Realty Investments, Inc., a real estate development company, from April 1994 to May 1995, and prior thereto was President of Conquest Corporation, a commercial and industrial real estate development company located in Columbus, Ohio, which he founded more than nine years ago. From 1990 through 1992, he was the Director of Development for the Columbus office of the Miller-Valentine Group, a Dayton, Ohio-based commercial real estate developer and design/build contractor.

     G. ARTHUR SEELBINDER, age 53, is one of the founders of the Company. He has been Chairman of the Board, Chief Executive Officer and a director of the Company since 1986 and served as President from September 1989 until December 1994. He was Chairman of the Board of Cooker Corporation from 1984 until 1988 when it was merged into the Company. Mr. Seelbinder is also a director and the President of Financial Land Corporation, a real estate holding company. Mr. Seelbinder was a general partner in a single-asset real estate limited partnership that owned and managed an office building in central Ohio. As part of the foreclosure process, a state court appointed a receiver to take over the property owned by the Partnership in December, 1994. The Partnership filed a Chapter 11 petition in the United States Bankruptcy Court for the Southern District of Ohio, Eastern Division, in December, 1995. The Bankruptcy Court dismissed the case in December, 1996.

DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 1999 ANNUAL MEETING:

     HENRY R. HILLENMEYER, age 53, has been a director of the Company since 1994. Since March 1995, Mr. Hillenmeyer has served as the Chairman and Chief Executive Officer of Skill Search Corporation, a resume database company. He also was Chairman and President of Southern Hospitality Corporation, a Wendy's franchise operator based in Nashville, Tennessee, from May 1988 to October 1994.

     MARGARET T. MONACO, age 49, has served as a director of the Company since 1994. She has been a corporate financial consultant with Probus Advisors, a management/financial consulting firm, since July 1993. From October 1987 to June 1993, she was Vice President and Treasurer of The Limited, Inc. She is a director of Barnes & Noble, Inc. and Crown America Realty Trust. She has an MBA degree from Columbia Graduate School of Business Administration.

     PHILLIP L. PRITCHARD, age 47, has been a director of the Company since 1994 and has served as the President and Chief Operating Officer of the Company since December 1994. Prior to joining the Company, Mr. Pritchard spent 22 years with General Mills Restaurants, Inc., ("GMRI"). Most recently, Mr. Pritchard served as Executive Vice President, Operations for GMRI's Red Lobster restaurants from 1986 through 1992 and Executive Vice President, Operations for GMRI's China Coast restaurants from 1992 to 1993. He has an MBA degree from Rollins College Graduate School of Business Administration.

BOARD OF DIRECTORS MEETINGS

     The Board of Directors held five meetings in fiscal 1996 and each of the directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and committees (if any) on which he served.

COMMITTEES

     The Company has a standing Audit Committee and a standing Compensation Committee. The Company does not have a committee whose functions include nominating directors.

     The Audit Committee (comprised of Robin V. Holderman, David T. Kollat and Margaret T. Monaco as of the end of fiscal 1996) recommends the firm to be employed by the Company as its independent auditors; reviews, in consultation with the independent auditors, their report of audit, or proposed report of audit, and the management letter, if any; consults with the independent auditors (periodically and, as appropriate, out of the presence of management) with regard to the adequacy of the internal accounting controls; and approves transactions between the Company and its officers. The Audit Committee held three meetings in fiscal 1996.

     The Compensation Committee (comprised of Henry R. Hillenmeyer, David L. Hobson, and David T. Kollat) establishes the compensation of all officers and management employees of the Company, adopts compensation plans for them, approves employment agreements with such persons, administers and interprets the 1988 and 1992 Employee Stock Option Plans and the 1996 Officers' Stock Option Plan, takes any action that is permitted to be taken by a committee of the Board of Directors under the terms of such plans, including the granting of options, and provides instructions to the trustee of the Company's employee stock ownership plan (the "ESOP") with respect to the voting of unallocated Common Shares thereunder. The Compensation Committee held three meetings in fiscal 1996.


                  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS,
                   DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth, as of February 28, 1997, certain information with respect to the beneficial ownership of Common Shares by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Shares, (ii) each director or nominee for director of the Company, (iii) each of the Named Executives (as defined in "Compensation of Management" below) and (iv) the Company's directors and executive officers as a group.


                                               NUMBER OF SHARES
SHAREHOLDER                                   BENEFICIALLY OWNED (a)  PERCENT OF CLASS

G. Arthur Seelbinder (b)                        919,007 (c)(d)            9.0%
Glenn W. Cockburn                               314,632 (c)(d)            3.1%
Henry R. Hillenmeyer                             10,600 (c)(e)(f)         (g)
David L. Hobson                                  61,874 (c)(e)            (g)
Robin V. Holderman                               28,918 (c)               (g)
David T. Kollat                                 124,344 (c)(e)            1.2%
Margaret T. Monaco                                8,600 (c)               (g)
Phillip L. Pritchard                            275,410 (c)(d)            2.7%
Harvey M. Palash                                175,000                   1.7%
David C. Sevig                                   32,261 (c)(h)            (g)
All directors and executive officers
     as a group (11 persons)                  1,956,633 (c)(d)(e)        18.5%
Dimensional Fund Advisors Inc.                  685,762 (i)               6.8%
Public Employees Retirement System of Ohio      600,000 (j)               6.0%

-----------------

(a) Unless otherwise indicated, the beneficial owner has sole voting and dispositive power over these shares subject to the spousal rights, if any, of the spouses of those beneficial owners who have spouses.

(b) G. Arthur Seelbinder's address is c/o the Company, 5500 Village Boulevard, West Palm Beach, Florida 33407.

(c) Includes Common Shares subject to stock options outstanding and exercisable within 60 days of February 28, 1997; for Mr. Seelbinder, 175,444 Common Shares; for Mr. Cockburn, 104,787 Common Shares; for Mr. Hillenmeyer, 3,600 Common Shares; for Mr. Hobson, 19,442 Common Shares; for Mr. Holderman, 26,836 Common Shares; for Mr. Kollat, 50,712 Common Shares; for Ms. Monaco, 3,600 Common Shares; for Mr. Pritchard, 112,500 Common Shares; for Mr. Sevig, 12,500 Common Shares; and for all directors and executive officers as a group, 513,157 Common Shares.

(d) Includes Common Shares beneficially owned through the ESOP; for Mr. Seelbinder, 5,776 Common Shares; for Mr. Cockburn, 5,169 Common Shares; for Mr. Pritchard, 331 Common Shares; and for all directors and executive officers as a group, 13,864 Common Shares.

(e) The ESOP holds approximately 272,000 Common Shares, constituting approximately 2.7 percent of the outstanding Common Shares as of February 28, 1997. Margaret A. Epperson, Secretary and Treasurer of the Company, is the trustee of the ESOP. Under certain circumstances, Ms. Epperson has investment power over Common Shares held by the ESOP and may, to such extent, be deemed the beneficial owner of such shares. Messrs. Kollat, Hobson, and Hillenmeyer, as members of the Compensation Committee, have shared voting and, in certain circumstances, investment power over unallocated Common Shares held by the ESOP and may, to such extent, be deemed the beneficial owners of such shares. Messrs. Kollat, Hobson, Hillenmeyer and Holderman disclaim beneficial ownership of all Common Shares held by the ESOP.


(f) Includes 3,000 Common Shares owned of record by his spouse and children, as to which beneficial ownership is disclaimed.

(g)  Less than one percent.

(h) Includes 3,500 Common Shares owned of record by his spouse, as to which beneficial ownership is disclaimed.

(i) Dimensional Fund Advisors Inc.'s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 685,762 Common Shares as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(j) Public Employees Retirement System of Ohio's address is 277 East Town Street, Columbus, Ohio 43215-4642.



                           COMPENSATION OF MANAGEMENT

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the annual and long term compensation for the last three fiscal years of the Chief Executive Officer of the Company and the other executive officers whose total annual salary and bonus exceeded $100,000 during the last fiscal year (the "Named Executives").


                                                                   Long Term
                                                                  Compensation
                                                                     Awards
                                                                     ------

                                                                   Securities
                                    Annual Compensation            Underlying
     Name and               ---------------------------------       Options         All Other
Principal Position          Year         Salary         Bonus       (Shares)      Compensation
------------------          ----         ------         -----       --------      ------------

G. Arthur Seelbinder        1996        $215,000     $437,259       75,000            $  --
Chairman of the Board-      1995         175,000      314,606          -0-             3,660 (a)
Chief Executive Officer     1994         175,000       31,719      246,723(b)          1,830 (a)

Phillip L. Pritchard        1996         180,000      256,860      150,000               --
President-Chief             1995         150,000      105,000          -0-             3,660
Operating Officer           1994(c)        2,885          -0-      150,000                35

Glenn W. Cockburn           1996         143,750      141,574       25,000                --
Senior Vice-President       1995         125,000       95,250          -0-             43,992 (a)(d)
Operations                  1994         125,000        9,375       90,414(e)           1,778 (a)

David C. Sevig              1996         115,000       92,019       20,000                 --
Vice President-Chief        1995(f)       48,461        5,250       30,000              1,352
Financial Officer


----------

(a) The amounts listed for 1994 and 1995 are allocations to the accounts of each Named Executive in the ESOP, which is an employee stock ownership plan under the Code. The allocation for 1996 has not been made. The amounts shown for 1994 and 1995 represent Common Shares allocated to the accounts of each Named Executive as of the end of each such year. Such allocations were made during the next year. Common Shares were valued at $6.00 at the end of 1994 and at $11.25 at the end of 1995. The Company may, in its sole discretion, make contributions to the ESOP in the form of cash or Common Shares. These contributions and forfeiture of invested accounts are allocated to the individual account of every employee of the Company who is age 21 and employed on December 31 of each year in proportion to such employee's relative compensation for the year. The accounts become 20 percent vested after three years of employment increasing to 100 percent vested after seven years of employment. Upon termination of employment, the vested amount of his account is delivered to the terminated employee.

(b) This represents a grant made to Mr. Seelbinder on November 14, 1994, which grant was conditioned upon the surrender of an option to purchase 125,000 Common Shares granted on January 14, 1994, an option to purchase 125,000 shares granted on January 18, 1993 and an option to purchase 90,000 shares granted on October 14, 1991.

(c)  Hired December 5, 1994.

(d) This includes a one-time moving allowance in connection with the relocation of the Company's headquarters from Columbus, Ohio to West Palm Beach, Florida.

(e) This represents a grant made to Mr. Cockburn on November 14, 1994, which grant was conditioned upon the surrender of an option to purchase 35,000 Common Shares granted on January 14, 1994, an option to purchase 35,000 shares granted on January 18, 1993 and an option to purchase 50,000 shares granted on October 14, 1991.

(f)  Hired June 5, 1995.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning grants of stock options to the Named Executives during the last fiscal year.


                                                   Individual Grants (a)                      Grant Date Value (b)
                       --------------------------------------------------------------------   --------------------
                                                 Percent of
                            Number of         Total Options
                       Securities Underlying     granted       Exercise of
                          Options Granted      to Employees     Base Price     Expiration        Grant Date
            Name           (shares)(a)        in Fiscal Year     ($/share)        Date         Present Value $
            ----            -------           --------------     ---------   --------------   ---------------
G. Arthur Seelbinder           75,000            20.1%            $11.625      1/30/06          $417,000
Glenn W. Cockburn              25,000             6.7%            $11.625      1/30/06           139,000
Phillip L. Pritchard          150,000            40.2%            $11.625      1/30/06           834,000
David C. Sevig                 20,000             5.4%            $11.625      1/30/06           111,200

----------
(a)  All options were granted on January 29, 1996 and the exercise price is the market value of the Common Shares on that date. Each option vests in four equal installments on each of the first four anniversaries of the date of grant and lapses 90 days after death or disability or 30 days after termination of employment. All unvested options vest upon a change in control, see "Change in Control Arrangements."

(b)  The per share weighted-average fair value of stock options during 1996 was $5.56 on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions: expected dividend yield of .49%, risk-free interest rate of 5.6%, an expected life of 7 years, and volatility of 37%.

FISCAL YEAR-END STOCK OPTION VALUES

     The following table sets forth certain information concerning the exercise of stock options by the Named Executives during the last fiscal year and the number and value of unexercised stock options held by each of them at the end thereof.



                                  Number of Securities Underlying              Value of Unexercised In-the-Money
                              UnexercisedOptions at Fiscal Year-End                Options at Fiscal Year-End
         Name                      (Exercisable/Unexerciseable)                   (Exercisable/Unexerciseable)
         ----                       --------------------------                     --------------------------
G. Arthur Seelbinder                    156,694 / 198,362                              $898,557 / $657,026
Glenn W. Cockburn                        98,537 / 70,207                               $623,180 / $240,462
Phillip L. Pritchard                     75,000 / 225,000                              $384,375 / $403,125
David C. Sevig                            7,500 / 42,500                                $23,438 / $72,813

COMMON SHARE PERFORMANCE

     The following graph shows the yearly percentage change in the cumulative total return to holders of Common Shares, assuming dividend reinvestment, and the cumulative total return, assuming dividend reinvestment, of the Russell 2000 Index and the Value Line Restaurant Industry Index since the market close on the last trading day before the beginning of the Company's fifth preceding fiscal year (1992), through and including the end of the Company's last completed fiscal year (1996). The Russell 2000 Index is a capitalization weighted index of domestic equities traded on The New York and American Stock Exchanges and the Nasdaq National Market which excludes the 1,000 largest capitalization equities of the 3,000 such equities. Common Shares are traded on The New York Stock Exchange and fit within the Russell 2000 Index definition. The Value Line Restaurant Industry Index is published in the Value Line Industry Review. The graph is based upon an assumed investment of $100.00 in each of Common Shares, the Russell 2000 Index and the Value Line Restaurant Industry Index on the last trading day before the beginning of the Company's fifth preceding fiscal year.



                            COMMON SHARE PERFORMANCE

Years           Common Shares     Russell 2000        VLRI

Begin              100               100               100
1992               153.78            118.41            120.42
1993                89.20            140.80            115.85
1994                41.75            138.01             91.39
1995                78.76            177.26            120.61
1996                81.80            206.48            103.67


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The primary purpose of the Company's executive compensation system as set forth in the Company's Long Range Strategic Plan for the Fiscal Years 1997 through 2001, is to promote, support and reward exceptional growth and premium profitability and thereby to maximize the value of the Company to its shareholders.

     The Company's executive compensation system consists of three components: salary and fringe benefits, cash bonus payments and stock options. All of the Named Executives, including the Chief Executive Officer, are compensated under this system which is administered by the Compensation Committee.

         Salary and fringe benefits (e.g., group health and life insurance, ESOP) are intended to be no higher than the median of the base salaries and benefits paid by comparable restaurant companies. The Committee's objective is to minimize this component and increases in it so as to minimize fixed costs and break-even levels. Base salaries are reviewed and adjusted by the Committee based upon management's recommendations annually. The Committee's review includes a review of salaries paid by comparable restaurant companies to comparable officers, including the chief executive officer, as shown in their proxy statements and by a trade association survey. These companies consist of publicly-traded full-service restaurants in the casual dining segment of the restaurant industry.

     Cash bonus payments are a function of the Company's incentive bonus plan, which is administered by the Compensation Committee. The bonuses payable under the incentive bonus plan are determined by the multiplication of three factors: the individual executive's base salary during the period of determination, which is usually one-half of a fiscal year, the bonus percentage amount set for each executive by the Compensation Committee at the same time that his base salary is set, and the par percentage of the Company as a whole for the period of determination. The par percentage of the Company is determined by the Compensation Committee as follows: at the beginning of each fiscal half-year period, management submits its operating budget for that half-year to the Committee. The pre-tax net operating income (without ESOP accruals) of the Company shown in the budget approved by the Committee becomes 100 percent of par. At the beginning of each half-year, the Compensation Committee establishes increments by which the par percentage is increased or decreased if the actual pre-tax net operating income achieved for the half-year exceeds or falls short of the budgeted amount. At the end of each half-year, the Compensation Committee reviews the Company's financial performance for that half-year and determines the par percentage, which determination may include such adjustments as the Committee deems advisable. The determination of cash bonus is a mechanical exercise after the determination of the par percentage. Thus, if an executive's annual base salary is $80,000, his bonus percentage is 35 percent of base salary and the Company's pre-tax net operating income for the half-year exceeded budget by a sufficient amount so that the Compensation Committee set the percentage payout at 125 percent of par, the executive's bonus for the fiscal half-year would be 1/2 x $80,000 x 35 percent x 125 percent or $17,500. The sum of salary and cash bonus payments at par should raise the executive's total compensation to the third quartile of total compensation paid by comparable restaurant companies to comparable officers. The incentive bonus plan has been operated by the Committee since the Company's initial public offering in 1989. During that time, par percentages have varied from a low of zero percent to a high of 154 percent. The cumulative average par percentage payout under the incentive bonus plan through the end of fiscal year 1996 is 98.9 percent.

     The final element of the Company's executive compensation system is the grant of stock options. The Compensation Committee grants options to the executives periodically under the Company's Employee Stock Option Plans which are administered by the Compensation Committee. Options generally have a ten year term, become exercisable as to 25 percent of the grant on each of the first four anniversaries of the date of grant (subject to change in control provisions discussed below under "Change in Control Arrangements"), lapse after termination of employment and have an exercise price equal to the market price of Common Shares on the date of grant. Assuming a constant price to earnings ratio, stock options, like cash bonus payments, reward profitability. Additionally, since profitable earnings growth should raise the price to earnings ratio above the Company's competitors, stock options should reward growth and the commensurate increase in the Company's value to its shareholders.

     The addition of stock options to the compensation system should raise the Company's compensation levels provided to its executives to a superior level in the marketplace which should allow the Company to attract and retain superior talent. At the same time, the Company and its shareholders are protected by the large variable amount of compensation which is paid only if superior results are achieved and by the nature of the incentives to maximize income and growth built into the system.

     Under Section 162(m) of the Code, compensation paid by the Company to a Named Executive which is in excess of $1,000,000 in a year will be nondeductible by the Company for purposes of determining its federal taxable income unless such compensation is paid under a performance-based plan which is approved by the shareholders of the Company. Under the Internal Revenue Service Regulations promulgated under Section 162(m), the Company's 1988 and 1992 employee stock option plans and the 1996 Officers' Stock Option Plan should be deemed to be performance-based compensation plans and amounts realized by the Named Executives under such plans should continue to be deductible by the Company. Because of the favorable treatment of the Company's employee stock option plans and the remoteness of the possibility that base compensation and cash bonus levels will exceed $1,000,000 during fiscal 1996 and the years thereafter, the Committee did not consider the impact of Section 162(m) on its decisions concerning compensation.

     Compensation Committee: David T. Kollat (Chairman), Henry R. Hillenmeyer and David L. Hobson.

CHANGE IN CONTROL ARRANGEMENTS

     The Compensation Committee has authorized the Company to enter into contingent employment agreements with the present and future Chairmen of the Board, Presidents, Vice Presidents, Secretaries or Treasurers of the Company. These employment agreements will be effective only after a change in control of the Company has occurred. A change in control includes (a) the acquisition of 20 percent or more of the Company's Common Shares without the prior approval of the Board of Directors, (b) a majority of the directors elected at any meeting of shareholders being persons who are not nominated by the Company's then current Board of Directors, or (c) any merger, consolidation or transfer of substantially all of the Company's assets without approval by the Board of Directors. Furthermore, these agreements become effective only if the Company had a 10 percent return on assets and 15 percent earnings per share growth during the year preceding the year during which a change in control occurred. If a change in control occurs and the Company has met the profitability and growth targets set forth in the agreements, the employees who were party to the agreements will be employed by the Company for at least five years after the change in control with authority, responsibility and compensation not less than they had before the change in control. The agreements provide that, while the employees are employed by the Company after a change in control, they will not compete with the Company and will protect the Company's confidential information and intellectual property. If an employee's employment is terminated by the Company without cause (defined for this purpose to include willful failure to perform material employment obligations, acts of deliberate dishonesty involving the business of the Company or conviction of a felony involving the business of the Company, as determined by the Board of Directors after notice, opportunity to cure and a hearing), or if the employee resigns because he has determined in good faith that his authority, responsibility or compensation has been diminished, the Company must pay a severance payment equal to the maximum amount payable under Section 280G of the Code, which is generally three times the employee's average compensation over the previous five years. Under the agreements, the Company must bear all costs and legal fees associated with the agreement's enforcement by the employee and indemnify the employee against all claims by third parties or the Company unless the employee has been determined to be liable to the Company in a derivative action and a court refuses to grant him indemnification. The agreements may be canceled by the Board of Directors at any time before a change in control has occurred. To date, the Company has entered into contingent employment agreements with G. Arthur Seelbinder, Phillip
L. Pritchard, Glenn W. Cockburn, David C. Sevig, and Margaret A. Epperson.

     The Company's stock option plans each contain a provision providing that each option granted under the plan will become immediately exercisable as to 100 percent of the Common Shares subject to such option upon any change in control of the Company. A change in control is defined under the plans to include (a) the acquisition of 20 percent or more of the Company's Common Shares without the prior approval of the Board of Directors, (b) a majority of the directors elected in any annual meeting of shareholders being persons who are not nominated by the Company's then current Board of Directors, or (c) any merger, consolidation or transfer of substantially all of the Company's assets without approval by the Board of Directors.

COMPENSATION OF NON-MANAGEMENT DIRECTORS

     In 1996 each director of the Company who was not an employee of the Company received $2,200 per quarter, $500 per board meeting attended, and $500 per committee meeting attended as compensation for his services as a director. In 1996, the chairman of the strategic planning committee received a retainer of $15,500 for his services as chairman of that committee. David L. Hobson, who is a member of the United States House of Representatives, is precluded from receiving any compensation from the Company for his services as a director by the rules of the House and has waived the payment of all such compensation.

     Each director of the Company who is not an employee is eligible to receive options under the 1992 Director Plan. Only non-incentive options may be granted under the Directors Plan. The Directors Plan provides that options on a total of 24,000 shares will be granted at the time of the annual meeting of shareholders to the non-employee directors who attended 75 percent of the meetings of the Board of Directors held since the previous annual meeting. The options will be allocated among the eligible directors equally and will be exercisable at a price of 100 percent of the value of the Common Shares on the date of grant. Each option will become exercisable as to 25 percent of the shares which are subject to the option on completion of each full year of directorship after the grant and will terminate after 10 years and one day, 90 days after termination of directorship due to death or disability or 30 days after any other termination of directorship. Payment for Common Shares purchased upon exercise of an option must be made in full in cash at the time of exercise.

CERTAIN TRANSACTIONS

     In 1994, the Board of Directors approved a guaranty by the Company of a loan of $5,000,000 to G. Arthur Seelbinder, the Chairman of the Board, which was secured by a pledge of 570,000 Common Shares owned by the Chairman. In the first quarter of 1997, the loan was acquired by The Chase Manhattan Bank of New York. The loan has a term of one year, bears interest at the Bank's prime rate or LIBOR plus 2%, continues to be secured by 570,000 Common Shares of the Company, is secured by a cross-collateralization of a mortgage on Mr. Seelbinder's personal residence, and is guaranteed by the Company as to principal and accrued but unpaid interest. Mr. Seelbinder has also agreed to apply his share of the net proceeds of the sale of his residence, in excess of the mortgage thereon, to reduce the principal and interest outstanding on the indebtedness, at the Board's request. The guaranty provides that the Bank will sell the pledged shares and apply the proceeds thereof to the loan prior to calling on the Company for its guaranty. On March 4, 1997, Mr. Seelbinder exercised options to purchase 100,000 Common Shares, sold the shares in a block transaction through a broker at $11.50 per share, the then current trading price on the New York Stock Exchange and the Company purchased 100,000 Common Shares in a block transaction through the same broker at the same time. The transaction was approved by the Board of Directors in advance. The gain on the transaction is taxable to Mr. Seelbinder and deductible by the Company. $438,000 of the proceeds of this transaction after payment of the option exercise price and withholding taxes were used to reduce the principal of the guaranteed loan. At March 13, 1997, the amount of the loan including capitalized and accrued interest was $5,520,535 and the undiscounted fair market value of the pledged shares was approximately $6,412,500. Upon the exercise of his options, Mr. Seelbinder received a grant of options to purchase a like number of shares, with an exercise price of $11.50 per share, having the same expiration dates as the options that had been exercised but with new vesting periods. Mr. Seelbinder paid a guaranty fee of 1/4 percent of the principal amount of the loan to the Company at the time the loan was guaranteed and will also pay such fee on each anniversary of the guaranty as long as it is outstanding.


                             INDEPENDENT ACCOUNTANTS

     On August 12, 1996, the Company engaged KPMG Peat Marwick LLP ("KPMG") as its independent accountants to audit its financial statements for the fiscal year 1996 which ended December 29, 1996. Price Waterhouse LLP ("Price Waterhouse") served as the Company's independent accountants for the fiscal year 1995 (ended December 31, 1995) and 1994 (ended January 1, 1995) and audited the financial statements of the Company for each of the past three fiscal years. The Audit Committee of the Company approved the engagement of KPMG and the consequent non-reengagement of Price Waterhouse. Price Waterhouse's report on the financial statements of the Company for each of the fiscal years 1994 and 1995 did not contain an adverse opinion nor a disclaimer of opinion nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the Company's fiscal years 1995 and 1994 and the period of the fiscal year 1996 ending on the date of the engagement of KPMG, the Company had no disagreements with Price Waterhouse on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse would have caused them to make reference thereto in their report on the financial statements for such years.

     A representative of KPMG has been invited and is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions of shareholders.

                                 OTHER BUSINESS

     The Board of Directors does not intend to present, and has no knowledge that others will present, any other business at the meeting. If, however, any other matters are properly brought before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best judgment.

                         COST OF SOLICITATION OF PROXIES

     The cost of this solicitation will be paid by the Company. The Company has retained Corporate Investor Communications, Inc. ("CIC") to distribute proxy materials and solicit proxies in connection with the Annual Meeting. The Company will pay CIC $4,000 plus $3 per shareholder contacted plus reasonable out-of-pocket expenses for such activities. The Company will reimburse CIC for all printing costs, postage and freight charges incurred in connection with the delivery of the Company's proxy materials. In addition to the solicitation of proxies by mail, CIC may solicit proxies personally or by telephone. The company may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and the Company will reimburse such persons for their expenses in so doing.

                              SHAREHOLDER PROPOSALS

     A shareholder proposal intended for inclusion in the proxy statement and form of proxy for the Annual Meeting of Shareholders of the Company to be held in 1998 must be received by the Company before November 19, 1997, at its offices at 5500 Village Boulevard, West Palm Beach, Florida 33407, Attention: Secretary.

     A shareholder who wishes to nominate a candidate for election to the Board of Directors must follow the procedures outlined in Section 2.04 of the Company's Code of Regulations. A copy of the Code of Regulations is available upon request from the Secretary of the Company, 5500 Village Boulevard, West Palm Beach, Florida 33407. One of the procedural requirements in the Code of Regulations is timely written notice of the nomination, in a form complying with the Code of Regulations. In order to nominate a candidate for the Board of Directors election at the 1998 Annual Meeting, this notice must be delivered to the Secretary of the Corporation before November 19, 1997.

COOKER RESTAURANT CORPORATION  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned hereby appoints G. Arthur Seelbinder, Phillip L. Pritchard and Margaret A. Epperson, and each of them, severally, with full power of substitution, as proxies for the undersigned and hereby authorizes them to represent and to vote, as designated below, all of the Common Shares, without par value, of Cooker Restaurant Corporation held of record by the undersigned on February 28, 1997, at the Annual Meeting of Shareholders to be held on April 14, 1997, or any adjournment thereof, with all the power the undersigned would possess if present in person.

        THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALL NOMINEES.

TO ELECT AS DIRECTORS THE NOMINEES NAMED BELOW FOR A TERM OF THREE YEARS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

         NOMINEES: Glenn W. Cockburn, David T. Kollat, Harvey M. Palash

   [ ] FOR all nominees listed above (except as marked to the contrary).

   [ ]WITHHOLD AUTHORITY to vote for all nominees listed above.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME LISTED ABOVE.)

   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO ELECT ALL NOMINEES LISTED ABOVE.

         (Continued, and to be dated and signed, on the reverse side.)




                        (Continued from the other side.)

        The undersigned hereby acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated March 14, 1997 and a copy of the Company's 1996 Annual Report to Shareholders.

                                           Date:                          , 1997
                                                --------------------------


                                           -------------------------------------
                                           Signature


                                           -------------------------------------
                                           Signature (if held jointly)

                                           IMPORTANT: Please sign exactly as
                                           name or names appear to the left.
                                           When shares are held by joint
                                           tenants, both should sign. When
                                           signing as attorney, executor,
                                           administrator, trustee or guardian,
                                           please give full title as such.
                                           Corporations should sign in their
                                           full corporate name by their
                                           president or other authorized
                                           officer. If a partnership, please
                                           sign in partnership name by an
                                           authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.